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EXHIBIT 10.20

SEEBEYOND TECHNOLOGY CORPORATION

COMERICA BANK—CALIFORNIA

LOAN AND SECURITY AGREEMENT

    This LOAN AND SECURITY AGREEMENT is entered into as of December 4, 2000, by and among COMERICA BANK—CALIFORNIA ("Bank") and SEEBEYOND TECHNOLOGY CORPORATION ("Borrower").

RECITALS

    Borrower desires to obtain credit from Bank and Bank desires to provide credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

AGREEMENT

    The parties agree as follows:

    1.  Definitions and Construction.

      1.1  Definitions.  As used in this Agreement, the following terms shall have the following definitions:

        "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

        "Advance" or "Advances" means a cash advance under the Revolving Facility.

        "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

        "Bank Expenses" means all reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal).

        "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

        "Borrowing Base" means an amount equal to eighty percent (80%) of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower.

        "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

        "Closing Date" means the date of this Agreement.

        "Code" means the California Uniform Commercial Code.

        "Collateral" means the property described on Exhibit A attached hereto.

        "Committed Revolving Line" means a credit extension of Fifteen Million Dollars ($15,000,000).

        "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

        "Copyrights" means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held.

        "Credit Extension" means each Advance, Equipment Advance, or any other extension of credit by Bank for the benefit of Borrower hereunder.

        "Current Assets" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of a Borrower and its Subsidiaries as at such date.

        "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of a Borrower or any Subsidiary to a date more than one year from the date of determination.

        "Daily Balance" means the amount of the Obligations owed at the end of a given day.

        "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrower's business that comply with all of the representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank as a consequence of any Collateral audits done pursuant to Section 6.3 in Bank's reasonable judgment and upon notification thereof to Borrower in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

          (a)  Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

          (b)  Accounts with respect to an account debtor, twenty-five percent (25%) or more of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date.

          (c)  Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

          (d)  Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

          (e)  Accounts with respect to which the account debtor is an Affiliate of Borrower;

          (f)  Accounts with respect to which the account debtor does not have its principal place of business in the United States and is not supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, except for Eligible Foreign Accounts;

          (g)  Accounts with respect to which the account debtor is the United States or any agency or subdivision thereof;

          (h)  Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

          (i)  Accounts with respect to an account debtor, including Subsidiaries and Affiliates of such account debtor, whose total obligations to Borrower exceed twenty percent (20%) of all Accounts, to the extent such obligations exceed the aforementioned percentage;

          (j)  Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

          (k)  Accounts the collection of which Bank reasonably determines to be doubtful.

        "Eligible Foreign Accounts" means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that Bank approves on a case-by-case basis.

        "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

        "Equipment Advance" has the meaning set forth in Section 2.1.2.

        "Equipment Drawdown Expiration Date" means the earlier of the date that is twelve (12) months after the Closing Date or November 30, 2001.

        "Equipment Line" means a Credit Extension of up to Three Million Dollars ($3,000,000).

        "Equipment Maturity Date" means the earlier of (i) thirty-six (36) months from the Equipment Drawdown Expiration Date or (ii) November 30, 2004.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

        "Event of Default" has the meaning assigned in Article 8.

        "Foreign Subsidiary" means any Subsidiary whose principal place of business is located outside the United States or whose assets and business are located outside the United States.

        "GAAP" means generally accepted accounting principles.

        "Greyrock" means Greyrock Capital, a division of Banc of America Commercial Finance Corporation.

        "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

        "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

        "Intellectual Property Collateral" means all of Borrower's right, title and interest in and to the following:

          (a)  Copyrights, Trademarks and Patents;

          (b)  Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

          (c)  Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

          (d)  Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

          (e)  All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

          (f)  All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

          (g)  All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

        "Interest Period" means for each LIBOR Rate Extension, a period of approximately (i) three (3) months for LIBOR Rate Advances, and (ii) six (6) months for LIBOR Rate Equipment Advances, as Borrower may elect, provided that the last day of an Interest Period for a LIBOR Rate Extension shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, provided, further, in the case of Advances such period shall expire not later than the Revolving Maturity Date and in the case of the Equipment Advances such period shall expire not later than the Equipment Maturity Date.

        "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

        "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

        "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

        "LIBOR Base Rate" means, for any Interest Period for a LIBOR Rate Extension, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) three (3) Business Days before the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Credit Extension.

        "LIBOR Rate" shall mean, for any Interest Period for a LIBOR Rate Extension, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to (i) the LIBOR Base Rate for such Interest Period divided by (ii) 1 minus the Reserve Requirement for such Interest Period.

        "LIBOR Rate Advances" means any Advances or a portion thereof, on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

        "LIBOR Rate Equipment Advances" means any Equipment Advances or any portion thereof, on which interest is payable based on the LIBOR Rate in accordance with the terms hereof.

        "LIBOR Rate Extensions" means any LIBOR Rate Advances or LIBOR Rate Equipment Advances, as applicable, or any portion thereof bearing interest at a rate based on the LIBOR Rate.

        "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

        "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

        "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

        "Obligations" means all loans, advances, debts, liabilities and obligations for monetary amounts owing by Borrower to Bank, whether due or to become due, matured or unmatured, liquidated or unliquidated, contingent or non-contingent, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, including those arising under any of the Loan Documents. This term includes, without limitation, all principal, interest (including interest that accrues after the commencement against Borrower or any Subsidiary of Borrower under the Bankruptcy Code), fees, including, without limitation, any and all closing fees, prepayment fees, commitment fees, advisory fees, and attorneys' fees and any and all other fees, expenses, costs or other amounts chargeable to Borrower under any of the Loan Documents.

        "Patents" means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

        "Periodic Payments" means all interest payments and other recurring payments that Borrower may now or hereafter become obligated to pay to Bank.

        "Permitted Indebtedness" means:

          (a)  Indebtedness of Borrower in favor of Bank arising under this Agreement or any other Loan Document;

          (b)  Indebtedness existing on the Closing Date and disclosed in the Schedule; and

          (c)  Indebtedness secured by a lien described in clause (c) of the defined term "Permitted Liens", provided the amount of such Indebtedness shall not exceed the cost of the Equipment acquired with the proceeds of such Indebtedness.

        "Permitted Investment" means:

          (a)  Investments existing on the Closing Date disclosed in the Schedule;

          (b)  (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank, and (iv) Bank's money market accounts, or other institutions' money market funds which are rated Am or better by Standard & Poor's Corporation;

          (c)  Obligations the interest on which is excludable from gross income pursuant to Internal Revenue Code section 103 and which are rated A or better by Standard & Poor's Corporation;

          (d)  Obligations issued by any corporation organized and operating within the United States of America having assets in excess of $500,000,000, which obligations are rated A or better by Standard & Poor's Corporation;

          (e)  Investment agreements or guaranteed investment contracts with, or guaranteed by, a financial institution or corporation, the long-term unsecured obligations of which are or, in the case of an insurance company, the long term financial strength of which is, rated "AA-" or better by Standard & Poor's Corporation at the time of initial investment;

          (f)  Repurchase agreements with (i) any domestic bank, or domestic branch of a foreign bank, the long-term debt of which is rated at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (ii) any broker-dealer with "retail customers" or a related affiliate thereof, which broker-dealer has, or the parent company (which guarantees the provider) of which has, long-term debt rated at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, Inc., which broker-dealer falls under the jurisdiction of the Securities Investors Protection Corporation; or (iii) any other entity (or entity whose obligations are guaranteed by an affiliate or parent company) rated at least A-2 or P-2 from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; and

          (g)  Investments consisting of loans and advances to employees, officers or directors not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate outstanding at any time.

        "Permitted Liens" means the following:

          (a)  Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

          (b)  Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank's security interests;

          (c)  Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment; and

          (d)  Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

        "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

        "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate" or "reference rate," whether or not such announced rate is the lowest rate available from Bank.

        "Prime Rate Advances" means any Advances or any portion thereof, on which interest is payable based on the Prime Rate in accordance with the terms hereof.

        "Prime Rate Equipment Advances" means any Equipment Advances or any portion thereof, on which interest is payable based on the Prime Rate in accordance with the terms hereof.

        "Prime Rate Extensions" means any Prime Rate Advances or Prime Rate Equipment Advances or any portion thereof bearing interest at a rate based on the Prime Rate.

        "Quick Assets" means, at any date as of which the amount thereof shall be determined, the cash, cash-equivalents, net trade receivables and marketable securities not classified as long term investments, of Borrower determined in accordance with GAAP.

        "Reserve Requirement" means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D against "Eurocurrency liabilities" (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of "LIBOR Base Rate" or (ii) any category of extensions of credit or other assets which include Advances.

        "Responsible Officer" means each of the Chief Executive Officer, the Chief Operating Officer and the Chief Financial Officer of Borrower.

        "Revolving Facility" means the facility under which Borrower may request Bank to make Advances, as specified in Section 2.1.1 hereof.

        "Revolving Maturity Date" means May 31, 2002.

        "Schedule" means the schedule of exceptions attached hereto, if any.

        "Shares" means (i) sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding capital stock owned or held of record by Borrower in any subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock owned or held of record by Borrower in any subsidiary of Borrower which is an entity organized under the laws of the United States or any territory thereof.

        "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Bank).

        "Subsidiary" means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

        "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the gross book value of Borrower's assets, excluding goodwill, patents, trademarks and other like intangibles, and monies due from affiliates, officers, shareholders or directors of Borrower, plus Subordinated Debt, less total liabilities, on a consolidated basis determined in accordance with GAAP.

        "Total Liabilities" means at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but excluding Subordinated Debt and/or any deferred revenues..

        "Trademarks" means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

      1.2  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

    2.  Loan and Terms of Payment.

      2.1.1  Revolving Advances.

        (a)  Subject to and upon the terms and conditions of this Agreement, Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Committed Revolving Line or (ii) the Borrowing Base, minus the face amount of outstanding Letters of Credit, including any drawn but unreimbursed Letters of Credit. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1.1 may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1.1 shall be immediately due and payable.

        (b)  Whenever Borrower desires an Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time, on the Business Day that a Prime Rate Advance is to be made, and 3:00 p.m. California time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Advance is made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-1 hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank's discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be the Chief Financial Officer, the Vice President of Finance or a designee of either, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1.1 to Borrower's deposit account.

        Each such notice shall specify:

      (i)
      the date such Advance is to be made, which shall be a Business Day;

      (ii)
      the amount of such Advance;

      (iii)
      whether such Advance is to be a Prime Rate Advance or a LIBOR Rate Advance; and

      (iv)
      if the Advance is to be a LIBOR Rate Advance, the Interest Period for such Advance.

        Each written request for an Advance, and each confirmation of a telephone request for such an Advance, shall be in substantially the form of Exhibit B-1 hereto executed by Borrower.

        (c)  Prime Rate Advances.  The outstanding principal balance of each Prime Rate Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed), at a floating rate per annum equal to one half of one percent (0.50%) above the Prime Rate. Borrower shall pay the entire outstanding principal amount of each Prime Rate Advance on the Revolving Maturity Date.

        (d)  LIBOR Rate Advances.  Each LIBOR Rate Advance shall be in an amount of not less than One Million Dollars ($1,000,000). The outstanding principal balance of each LIBOR Rate Advance shall bear interest until principal is due (computed daily on the basis of a

    360 day year and actual days elapsed) at a rate per annum equal to the LIBOR Rate plus 250 basis points for such LIBOR Rate Advance. The entire outstanding principal amount of each LIBOR Rate Advance shall be due and payable on the earlier of (i) the last day of the LIBOR Rate Interest Period for such LIBOR Rate Advance, and (ii) on the Revolving Maturity Date.

        (e)  Prepayment of the Advances.  Borrower may at any time prepay any Prime Rate Advance or any LIBOR Rate Advance, in full or in part. Each partial prepayment for a LIBOR Rate Advance shall be in an amount not less than One Hundred Thousand Dollars ($100,000). Each prepayment shall be made upon the irrevocable written or telephone notice of Borrower received by Bank not later than 10:00 a.m. California time on the date of the prepayment of a Prime Rate Advance, and not less than three (3) Business Days prior to the date of the prepayment of a LIBOR Rate Advance. The notice of prepayment shall specify the date of the prepayment, the amount of the prepayment, and the Advance or Advances prepaid. Each prepayment of a LIBOR Rate Advance shall be accompanied by the payment of accrued interest on the amount prepaid and any amount required by Section 2.6.

      2.1.2  Equipment Advances.

        (a)  Subject to and upon the terms and conditions of this Agreement, at any time from the Closing Date through the Equipment Drawdown Expiration Period, Bank agrees to make advances (each an "Equipment Advance" and, collectively, the "Equipment Advances") to Borrower in an aggregate outstanding amount not to exceed the Equipment Line. Each Equipment Advance shall not exceed ninety percent (90%) of the invoice amount of equipment, software and corporate purposes approved by Bank from time to time (which Borrower shall, in any case, have purchased within 90 days of the date of the corresponding Equipment Advance), excluding taxes, shipping, warranty charges, freight discounts and installation expense.

        (b)  Interest shall accrue from the date of each Equipment Advance at the rate specified below, and shall be payable monthly on the last day of each month through the Equipment Drawdown Expiration Period. Any Equipment Advances that are outstanding on the Equipment Drawdown Expiration Period shall be payable in thirty-six (36) equal monthly installments of principal, plus all accrued interest, beginning on the last day of the first month after the Equipment Drawdown Expiration Period and continuing on the same day of each month thereafter through the Equipment Maturity Date, at which time all amounts due under this Section 2.1.2 shall be immediately due and payable. Equipment Advances, once repaid, may not be reborrowed. Borrower may prepay any Equipment Advances without penalty or premium.

        (c)  Whenever Borrower desires an Equipment Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time, on the Business Day that a Prime Rate Equipment Advance is to be made, and 3:00 p.m. California time on the Business Day that is three (3) Business Days prior to the Business Day on which a LIBOR Rate Equipment Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B-1 hereto, signed by a Responsible Officer or a designee thereof, and shall include a copy of the invoice for any Equipment to be financed.

        Each such notice shall specify:

      (i)
      the date such Equipment Advance is to be made, which shall be a Business Day;

      (ii)
      the amount of such Equipment Advance;

      (iii)
      whether such Equipment Advance is to be a Prime Rate Equipment Advance or a LIBOR Rate Equipment Advance; and

      (iv)
      if the Equipment Advance is to be a LIBOR Rate Equipment Advance, the Interest Period for such Equipment Advance.

        Each written request for an Equipment Advance, and each confirmation of a telephone request for such an Advance, shall be in substantially the form of Exhibit B-1 hereto executed by Borrower.

        (d)  Prime Rate Equipment Advances. The outstanding principal balance of each Prime Rate Equipment Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed), at a floating rate per annum equal to three quarters of one percent (0.75%) above the Prime Rate.

        (e)  LIBOR Rate Equipment Advances. Each LIBOR Rate Equipment Advance shall be in an amount of not less than One Million Dollars ($1,000,000). The outstanding principal balance of each LIBOR Rate Equipment Advance shall bear interest until principal is due (computed daily on the basis of a 360 day year and actual days elapsed) at a rate per annum equal to the LIBOR Rate plus 275 basis points for such LIBOR Rate Equipment Advance.

      2.1.3  Letters of Credit.

        (a)  Subject to the terms and conditions of this Agreement, from the Closing Date through the Revolving Maturity Date, Bank agrees to issue or cause to be issued letters of credit (each a "Letter of Credit," collectively, the "Letters of Credit") for the account of Borrower in an aggregate face amount not to exceed (A) the lesser of the Committed Revolving Line or the Borrowing Base, minus the sum of (x) the then outstanding principal balance of the Advances, and (y) the aggregate face amount of any outstanding Letters of Credit, or (B) Five Million Dollars ($5,000,000). Each such Letter of Credit shall be renewable annually and shall have an expiration date no later than the Revolving Maturity Date. All such Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement. All amounts actually paid by Bank in respect of a Letter of Credit shall, when paid, constitute an Advance under this Agreement.

        (b)  The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

        If at any time the availability of Advances hereunder is subject to the Borrowing Base, the outstanding Advances under this Section 2.1.1 exceed the lesser of the Borrowing Base or the Committed Revolving Line, Borrower shall immediately pay Bank, in cash, the amount of such excess.

      2.2  Interest Rates, Payments, and Calculations.

        (a)  Interest Rates. Except as set forth in Section 2.2(b), the Advances and the Equipment Advances shall bear interest, on the outstanding daily balance thereof, at the rates specified in Sections 2.1.1 and 2.1.2 hereof.

        (b)  Default Rate. All Obligations shall bear interest, from and after the occurrence of an Event of Default, at a rate equal to three (3) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

        (c)  Payments. Except as otherwise set forth herein, interest hereunder shall be due and payable in arrears upon the earlier of (i) the end of the Interest Period or (ii) any payment of principal or (iii) the last Business Day of each calendar month. Bank shall automatically charge such interest, all Bank Expenses, and all Periodic Payments against Borrower's deposit account held at Bank or against the Committed Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

        (d)  Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

      2.3  Crediting Payments.  Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

      2.4  Fees.  Borrower shall pay to Bank the following:

        (a)  Facility Fees. On account of the Revolving Facility, Borrower shall pay to Bank a fee equal to 0.375 percent per annum of the difference between the Revolving Committed Line and the average daily outstanding balance in a fiscal quarter under the Revolving Committed Line, which fee shall be payable within five (5) days of the last day of such fiscal quarter. On account of any Letter of Credit, one and one quarter percent (1.25%) per annum of the face amount of each Letter of Credit, whether or not drawn. On account of the Equipment Line, Borrower shall pay Bank a fee equal to Thirty Thousand Dollars ($30,000), which fee shall be due and payable and shall be fully earned and nonrefundable as of the Closing Date.

        (b)  Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses and, after the Closing date, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

      2.5  Conversion/Continuation of Extensions.

        (a)  Borrower may from time to time submit in writing a request that Prime Rate Extensions be converted to LIBOR Rate Extensions or that any existing LIBOR Rate Extensions continue for an additional Interest Period. Such request shall specify the amount of the Prime Rate Extensions which will constitute LIBOR Rate Extensions (subject to the limits set forth below) and the Interest Period to be applicable to such LIBOR Rate Extensions. Each written request for a conversion to a LIBOR Rate Extension or a continuation of a LIBOR Rate Extension shall be substantially in the form of a Libor Rate Conversion/Continuation Certificate as set forth on Exhibit B-2, which shall be duly executed by a Responsible Officer. Subject to the terms and conditions contained herein, three (3) Business Days after Bank's receipt of such a request from Borrower, such Prime Rate Extensions shall be converted to LIBOR Rate Extensions or such LIBOR Rate Extensions shall continue, as the case may be provided that:

      (i)
      no Event of Default or event which with notice or passage of time or both would constitute an Event of Default exists;

      (ii)
      no party hereto shall have sent any notice of termination of the Agreement;

      (iii)
      Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower's requests for LIBOR Rate Extensions;

      (iv)
      the amount of a LIBOR Rate Extension shall be $1,000,000 or such greater amount which is an integral multiple of $500,000; and

      (v)
      Bank shall have determined that the Interest Period or LIBOR Rate is available to Bank as of the date of the request for such LIBOR Rate Extension.

        Any request by Borrower to convert Prime Rate Extensions to LIBOR Rate Extensions or continue any existing LIBOR Rate Extensions shall be irrevocable. Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR Rate market to fund any LIBOR Rate Extensions, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Rate Extensions.

        (b)  Any LIBOR Rate Extensions shall automatically convert to Prime Rate Extensions upon the last day of the applicable Interest Period, unless Bank has received and approved a complete and proper request to continue such LIBOR Rate Extension at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any LIBOR Rate Extensions shall, at Bank's option, convert to Prime Rate Extensions in the event that an Event of Default shall exist. Borrower shall pay to Bank, upon demand by Bank any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of LIBOR Rate Extensions to Prime Rate Extensions pursuant to any of the foregoing.

      2.6  Additional Requirements/Provisions Regarding LIBOR Rate Extensions.

        (a)  If for any reason (including voluntary or mandatory prepayment or acceleration), Bank receives all or part of the principal amount of a LIBOR Rate Extension prior to the last day of the Interest Period for such LIBOR Rate Extension, Borrower shall on demand by Bank, pay Bank the amount (if any) by which (i) the additional interest which would have been payable on the amount so received had it not been received until the last day of such Interest Period or term exceeds (ii) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets or the offshore currency interbank markets or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so received and ending on the last day of such Interest Period or term at the interest rate determined by Bank. Bank's determination as to such amount shall be conclusive absent manifest error.

        (b)  Borrower shall pay to Bank, upon demand by Bank, from time to time such amounts as Bank may reasonably determine to be necessary to compensate it for any costs incurred by

    Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any Credit Extensions relating thereto (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), in each case resulting from any Regulatory Change that:

      (i)
      changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any Credit Extensions (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office); or

      (ii)
      imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including any Credit Extensions or any deposits referred to in the definition of "LIBOR Base Rate"); or

      (iii)
      imposes any other material condition affecting this Agreement (or any of such extensions of credit or liabilities).

        Bank will notify Borrower of any event occurring after the date of the Agreement that will entitle Bank to compensation pursuant to this section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 2.6. Determinations and allocations by Bank for purposes of this Section 2.6 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Credit Extensions or of making or maintaining Credit Extensions or on amounts receivable by it in respect of Credit Extensions, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

        (c)  Borrower shall pay to Bank, upon the request of Bank, such amount or amounts as shall be sufficient (in the sole good faith opinion of Bank) to compensate it for any reasonable loss, costs or expense incurred by it as a result of any failure by Borrower to borrow a LIBOR Rate Extension on the date for such borrowing specified in the relevant notice of borrowing hereunder.

        (d)  If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any respect or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a "Parent") as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change or compliance (taking into consideration its policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within 15 days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

        (e)  If at any time Bank, in its sole and absolute discretion, determines that: (i) the amount of the LIBOR Rate Extensions for periods equal to the corresponding Interest Periods or any other period are not available to Bank in the offshore currency interbank markets, or (ii) the LIBOR Rate does not accurately reflect the cost to Bank of lending the LIBOR Rate Extension, then Bank shall promptly give notice thereof to Borrower, and upon the giving of such notice Bank's obligation to make the LIBOR Rate Extensions shall terminate, unless Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Rate Extensions. If it shall become unlawful for Bank to continue to fund or maintain any Advances, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 2.6(a)).

      2.7  Term.  This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations are outstanding. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

    3.  Conditions of Loans.

      3.1  Conditions Precedent to Initial Credit Extension.  The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

        (a)  this Agreement;

        (b)  a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

        (c)  a financing statement (Form UCC-1);

        (d)  a termination statement (Form UCC-2), terminating the interest(s) of Greyrock in the assets of Borrower;

        (e)  termination of Greyrock's security interest(s) in Borrower's Intellectual Property Collateral;

        (f)  an intellectual property security agreement;

        (g)  an unconditional guaranty, executed by each of Borrower's Subsidiaries;

        (h)  a third party security agreement, executed by each of Borrower's Subsidiaries;

        (i)  an agreement to provide insurance;

        (j)  an audit of the Collateral, the results of which shall be satisfactory to Bank;

        (k)  payment of the fees and Bank Expenses then due specified in Section 2.4 hereof; and

        (l)  such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

      3.2  Conditions Precedent to all Credit Extensions.  The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

        (a)  timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

        (b)  the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2(b).

    4.  Creation of Security Interest.

      4.1  Grant of Security Interest.  Borrower hereby grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Such security interest shall constitute a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

      4.2  Delivery of Additional Documentation Required.  Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents.

      4.3  Right to Inspect.  Bank (through any of its officers, employees, or agents) shall have the right at Borrower' expense upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and audit and appraise the Collateral in order to verify a Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

      4.4  Pledge of Collateral.  Borrower hereby pledges, assigns and grants to Bank a security interest in the Shares, together with all proceeds and substitutions thereof, all cash, stock and other moneys and property paid thereon, all rights to subscribe for securities declared or granted in connection therewith, and all other cash and noncash proceeds of the foregoing, as security for the performance of the Obligations. Upon the Closing Date, the certificate or certificates for the Shares shall be delivered to Bank, accompanied by an instrument of assignment duly executed in blank by Borrower. Borrower shall cause the books of each entity whose shares are part of the Collateral and any transfer agent to reflect the pledge of the Shares. Upon the occurrence of an Event of Default hereunder, Bank may effect the transfer of the Shares into the name of Bank and cause new certificates representing such Shares to be issued in the name of Bank or its transferee. Borrower will execute and deliver such documents, and take or cause to be taken such actions, as Bank may reasonably request to perfect or continue the perfection of Bank's security interest in the Shares. Unless an Event of Default shall have occurred and be continuing, Borrower shall be entitled to exercise any rights with respect to the Shares and to give consents, waivers and ratifications in respect thereof, provided that no vote shall be cast or consent, waiver or ratification given or action taken which would be inconsistent with any of the terms of this Agreement or which would constitute or create any violation of any of such terms. All such rights to vote and give consents, waivers and ratifications shall terminate upon the occurrence and continuance of an Event of Default.

    5.  Representations and Warranties.

      Borrower represents and warrants as follows:

      5.1  Due Organization and Qualification.  Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

      5.2  Due Authorization; No Conflict.  The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could have a Material Adverse Effect.

      5.3  No Prior Encumbrances.  Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

      5.4  Bona Fide Accounts.  The Accounts are bona fide existing obligations. The property or services giving rise to such Accounts have been delivered to the account debtor (or, in the case of property, to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor). Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

      5.5  Merchantable Inventory.  All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

      5.6  Name; Location of Chief Executive Office.  Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

      5.7  Intellectual Property Collateral.  Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, no part of the Intellectual Property Collateral is subject to any agreement restricting the transfer thereof or the grant of a security interest therein. The Copyrights, Patents and Trademarks listed on the Exhibits to the Intellectual Property Security Agreement constitute all of the intellectual property necessary to sell, license or distribute all of Borrower's products in the ordinary course of business.

      5.8  Litigation.  Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

      5.9  No Material Adverse Change in Financial Statements.  All consolidated financial statements related to Borrower and any Subsidiary that are delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

      5.10  Solvency, Payment of Debts.  Borrower is solvent and able to pay its debts (including trade debts) as they mature.

      5.11  Regulatory Compliance.  Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of any regulations promulgated by the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

      5.12  Environmental Condition.  None of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

      5.13  Taxes.  Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

      5.14  Subsidiaries.  Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments.

      5.15  Government Consents.  Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted, the failure to obtain which could have a Material Adverse Effect.

      5.16  Full Disclosure.  No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

      5.17  Shares.  Borrower has full power and authority to create a first lien on the Shares and no disability or contractual obligation exists that would prohibit Borrower from pledging the Shares pursuant to this Agreement. There are no subscriptions, warrants, rights of first refusal or other restrictions on, or options exercisable with respect to the Shares. The Shares have been and will be duly authorized and validly issued, and are fully paid and non-assessable. To the best of Borrower's knowledge, the Shares are not the subject of any present or threatened suit, action, arbitration, administrative or other proceeding, and Borrower knows of no reasonable grounds for the institution of any such proceedings.

    6.  Affirmative Covenants.

      Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make a Credit Extension hereunder, such Borrower shall do all of the following:

      6.1  Good Standing.  Borrower shall maintain its and each of its Subsidiaries' corporate existence in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

      6.2  Government Compliance.  Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

      6.3  Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank, which financial statements shall reflect no material adverse changes from the financial statements prepared by Borrower and delivered to Bank; (c) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in uninsured damages or costs to Borrower or any Subsidiary of Five Hundred Thousand Dollars ($500,000) or more; (d) as soon as available, but in any case within thirty (30) days after the first day of each fiscal year, Borrower's business plan, including operating budget, for such year; (e) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (f) within thirty (30) days of the last day of each fiscal quarter, a report signed by Borrower in a form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any outstanding applications or registrations as well as any material changes in Borrower's intellectual property. Within thirty (30) days after the last day of each month in which any Advances are outstanding under Sections 2.1.1 or 2.1.2 or, if no Advances are outstanding, within thirty (30) days after the last day of each quarter, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with aged listings of accounts receivable and payable.

      Borrower shall deliver to Bank copies of its Forms 10-K and 10-Q as filed with the United States Securities and Exchange Commission, in each case within five (5) days following the filing thereof, accompanied by a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

      Bank shall have the right from time to time hereafter to audit Borrower's Accounts and appraise Collateral at Borrower's expense, provided that such audits will be conducted not more frequently than two (2) times per year, unless an Event of Default has occurred and is continuing, in which event such audits shall be conducted in Bank's sole discretion.

      6.4  Inventory; Returns.  Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Five Hundred Thousand Dollars ($500,000).

      6.5  Taxes.  Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

      6.6  Insurance.  Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's. All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a Bank's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. After the occurrence and during the continuance of an Event of Default, all proceeds payable under any such policy shall, unless Borrower can demonstrate to Bank's satisfaction that such proceeds will be used to repair or replace property material to Borrower's business, and no Event of Default then exists, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

      6.7  Registration of Intellectual Property Rights.

        (a)  Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, those intellectual property rights listed on Exhibits A, B and C to the Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement within thirty (30) days of the date of this Agreement. Borrower shall, on an expedited basis, register or cause to be registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and notify Bank of, all registerable intellectual property rights which constitute or give rise to more than five percent (5%) of Borrower's gross income in any given month which Borrower has developed as of the date of this Agreement but heretofore failed to register and give Bank notice thereof. Borrower shall register or cause to be registered with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, and notify Bank of those additional intellectual property rights which constitute or give rise to more than five percent (5%) of Borrower's gross income in any given month which are developed or acquired by Borrower from time to time in connection with any product prior to the sale or licensing of such product to any third party and prior to Borrower's use of such product (including without limitation major revisions or additions to the intellectual property rights listed on such Exhibits A, B and C) and shall give Bank notice thereof.

        (b)  Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect Bank's security interest in the Intellectual Property Collateral.

        (c)  Borrower shall (i) protect, defend and maintain the validity and enforceability of the Trademarks, Patents and Copyrights, (ii) use its best efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

        (d)  Bank may audit Borrower's Intellectual Property Collateral to confirm compliance with this Section 6.7, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower's sole expense, any actions that Borrower is required under this Section 6.7 to take but which Borrower fails to take, after fifteen (15) days' notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.7.

      6.8  Quick Ratio.  Borrower shall maintain, as of the last day of each fiscal quarter, a Quick Ratio of not less than 1.1 to 1.0. "Quick Ratio" means the ratio of Quick Assets to Current Liabilities, excluding deferred revenue, but including Advances under the Revolving Facility and Equipment Advances under the Equipment Line.

      6.9  Tangible Net Worth.  Borrower shall maintain a minimum Tangible Net Worth, as of the last day of each fiscal quarter, a Tangible Net Worth of not less than Thirty Million Dollars ($30,000,000) plus, commencing with the quarter ending June 30, 2001, 75% of Borrower's net income per quarter and 100% of the proceeds received from the sale or issuance of equity securities.

      6.10  Total Liabilities—Tangible Net Worth.  Beginning on the Closing Date and continuing through May 31, 2001, Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities to Tangible Net Worth of not more than 1.00 to 1.00; thereafter, Borrower shall maintain, as of the last day of each fiscal quarter, a ratio of Total Liabilities to Tangible Net Worth of not more than 0.75 to 1.00.

      6.11  EBITDA.  Borrower shall maintain positive earnings before interest, taxes, depreciation and amortization ("EBITDA") commencing with the fiscal quarter ending September 30, 2001 and continuing thereafter as long as any Obligations are outstanding. Commencing with the fiscal year ending December 31, 2002, borrower shall maintain positive EBITDA on an annual basis, with no more than one (1) fiscal quarter of negative EBITDA, not to exceed negative EBITDA in any such quarter of One Million Five Hundred Thousand Dollars ($1,500,000).

      6.12  Profitability.  Borrower shall not suffer a loss in more than two (2) fiscal quarters during any fiscal year. Borrower shall be profitable before and after taxes on a rolling four quarter basis commencing with the fiscal quarter ending March 31, 2003.

      6.13  Further Assurances.  At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

    7.  Negative Covenants.

      Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Credit Extensions, such Borrower will not do any of the following:

      7.1  Dispositions.  Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries; or (iii) Transfers of surplus, worn-out or obsolete Equipment.

      7.2  Change in Business.  Without the prior written consent of Bank, which shall not be unreasonably withheld, engage in any business, or permit any of its Subsidiaries to engage in any business, other than the business currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto). Borrower will not, without thirty (30) days prior written notification to Bank, relocate its chief executive office.

      7.3  Mergers or Acquisitions.  Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided, however, that Borrower may acquire the capital stock of another Person (i) engaged in the same or similar business as Borrower, (ii) a majority of whose assets are located in the United States, (iii) in a transaction in which Borrower is the surviving entity and does not suffer a material change in management, (iv) as long as no Event of Default exists before or would result after giving effect to such acquisition, provided, further, that such transaction does not exceed a total stock-for-stock consideration of a value of $50,000,000.

      7.4  Indebtedness.  Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

      7.5  Encumbrances.  Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

      7.6  Distributions.  Pay any cash dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or otherwise Transfer any assets to any Affiliates.

      7.7  Investments.  Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

      7.8  Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person.

      7.9  Transaction with Foreign Affiliates.  Transfer any assets or consideration to Foreign Subsidiaries, except for transfers in the ordinary course of Borrower's and such Foreign Subsidiaries' business.

      7.10  Subordinated Debt.  Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such

  Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent.

      7.11  Inventory and Equipment.  Store the Inventory or Equipment with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory or Equipment; provided, however, that Borrower may deposit software code in escrow for customers in the ordinary course of business. Except for that sold in the ordinary course of business and except for such other locations as Bank may approve in writing, Borrower shall keep the Inventory and Equipment only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

      7.12  Compliance.  Become an "investment company" or be controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

      7.13  Intellectual Property Agreements.  Borrower shall not permit the inclusion in any material contract to which it becomes a party of any provisions that could or might in any way prevent the creation of a security interest in Borrower's rights and interests in any property included within the definition of the Intellectual Property Collateral acquired under such contracts.

    8.  Events of Default.

      Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

      8.1  Payment Default.  If Borrower fails to pay, within three (3) Business Days of the date due, any of the Obligations;

      8.2  Covenant Default.  If Borrower fails within ten (10) calendar days to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement, or fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within twenty (20) calendar days after Borrower receives notice thereof or any officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the twenty (20) calendar day period or cannot after diligent attempts by Borrower be cured within such twenty (20) calendar day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Credit Extensions will be required to be made during such cure period);

      8.3  Material Adverse Change.  If there occurs a Material Adverse Effect, if Bank reasonably determines that Borrower is likely to fail to comply with any of the financial covenants set forth in Section 6 as of any date of measurement; or a material impairment of the value or priority of Bank's security interests in the Collateral;

      8.4  Attachment.  If any portion of a Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within thirty (30) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within thirty (30) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Credit Extensions will be required to be made during such cure period);

      8.5  Insolvency.  If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within forty-five (45) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

      8.6  Other Agreements.  If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or that could have a Material Adverse Effect;

      8.7  Subordinated Debt.  If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

      8.8  Judgments.  If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Five Hundred Thousand Dollars ($500,000) shall be rendered against a Borrower which is not covered by insurance, and which remains unsatisfied and unstayed for a period of thirty (30) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment);

      8.9  Misrepresentations.  If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

    9.  Bank's Rights and Remedies.

      9.1  Rights and Remedies.  Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

        (a)  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

        (b)  Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

        (c)  Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

        (d)  Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

        (e)  Set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

        (f)  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

        (g)  Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

        (h)  Bank may credit bid and purchase at any public sale; and

        (i)  Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower.

      9.2  Power of Attorney.  Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (g) to modify, in its sole discretion, any intellectual property security agreement entered into between Borrower and Bank without first obtaining Borrower's approval of or signature to such modification by amending Exhibits A, B, and C, thereof, as appropriate, to include reference to any right, title or interest in any Copyrights, Patents or Trademarks acquired by Borrower after the execution hereof or to delete any reference to any right, title or interest in any Copyrights, Patents or Trademarks in which Borrower no longer has or claims to have any right, title or interest; (h) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (i) to transfer the

  Intellectual Property Collateral into the name of Bank or a third party to the extent permitted under the California Uniform Commercial Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

      9.3  Accounts Collection.  At any time during the term of this Agreement, Bank may notify any Person owing funds to a Borrower of Bank's security interest in such funds and verify the amount of such Account. Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

      9.4  Bank Expenses.  If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrower: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

      9.5  Bank's Liability for Collateral.  Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrower.

      9.6  Remedies Cumulative.  Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

      9.7  Demand; Protest.  Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

    10.  Notices.

      Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

If to Borrower:	SEEBEYOND TECHNOLOGY CORPORATION 404 E. Huntington Drive Monrovia, CA 91016 Attn: Barry Plaga FAX: (626) 471-6108
If to Bank:	Comerica Bank—California 611 Anton Boulevard, Second Floor Costa Mesa, CA 92626 Attn: Ms. Bonnie E. Kehe FAX: (714) 424-3857

      The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

    11.  Choice of Law and Venue; Jury Trial Waiver.

      This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

    12.  General Provisions.

      12.1  Successors and Assigns.  This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of or notice to Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

      12.2  Indemnification.  Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under this Agreement, or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

      12.3  Time of Essence.  Time is of the essence for the performance of all obligations set forth in this Agreement.

      12.4  Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

      12.5  Amendments in Writing, Integration.  This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

      12.6  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

      12.7  Survival.  All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SEEBEYOND TECHNOLOGY CORPORATION
By:	/s/ BARRY J. PLAGA
Title:
COMERICA BANK—CALIFORNIA
By:	/s/ BONNIE KEHE
Title:	Senior VP/Regional Manager Southern California

EXHIBIT A

COLLATERAL DESCRIPTION ATTACHMENT
TO LOAN AND SECURITY AGREEMENT

    The Collateral shall consist of all right, title and interest of Borrower in and to the following:

    (a)  All goods and equipment now owned or hereafter acquired, including, without limitation, all machinery, fixtures, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located;

    (b)  All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing;

    (c)  All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, trademarks, servicemarks, trade styles, trade names, patents, patent applications, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, design rights, income tax refunds, payments of insurance and rights to payment of any kind;

    (d)  All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing;

    (e)  All documents, cash, deposit accounts, securities, securities accounts, security entitlements, financial assets, investment property, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing;

    (f)  All copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; all trade secret rights, including all rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; all mask work or similar rights available for the protection of semiconductor chips, now owned or hereafter acquired; all claims for damages by way of any past, present and future infringement of any of the foregoing; and

    (g)  Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

    Notwithstanding the foregoing, the collateral shall include (i) sixty-six and two-thirds percent (66 2/3%) of the issued and outstanding capital stock owned or held of record by Borrower in any subsidiary of Borrower which is not an entity organized under the laws of the United States or any territory thereof, and (ii) one hundred percent (100%) of the issued and outstanding capital stock owned or held of record by Borrower in any subsidiary of Borrower which is an entity organized under the laws of the United States or any territory thereof.

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EXHIBIT 10.20
SEEBEYOND TECHNOLOGY CORPORATION
COMERICA BANK—CALIFORNIA
LOAN AND SECURITY AGREEMENT
RECITALS
AGREEMENT
EXHIBIT A
COLLATERAL DESCRIPTION ATTACHMENT TO LOAN AND SECURITY AGREEMENT